Exhibit 23.1







                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent: (i) to the reference to our Firm under the caption "Experts" in this Registration Statement on Form S-3 of James River Corporation of Virginia; and
(ii) to the incorporation by reference therein of our reports dated January 25, 1994, on our audits of the consolidated financial statements and financial statement schedules of James River Corporation of Virginia and Subsidiaries as of December 26, 1993 and December 27, 1992, and for each of the three fiscal years in the period ended December 26, 1993, which reports are included therein or incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended December 26, 1993.




                                   COOPERS & LYBRAND





Richmond, Virginia
June 20, 1994